Investor Relations
Bonnie Mott
Ikanos Communications
510.438.5360
bmott@ikanos.com

Media Relations
Margo Westfall
Ikanos Communications
510.438.6276
mwestfall@ikanos.com

FOR IMMEDIATE RELEASE

Ikanos Appoints Dennis Bencala as Chief Financial Officer

FREMONT, Calif. --June 14, 2010 - Ikanos Communications, Inc. (NASDAQ: IKAN) today announced that effective immediately Dennis Bencala has been appointed to serve as the Company's chief financial officer and vice president of finance.

Cory Sindelar, who joined Ikanos in September 2006 and was appointed CFO in October 2006, will be leaving the Company to pursue other opportunities after a transition period currently planned to extend through July 2010.

"We are pleased to welcome Dennis on board at Ikanos," said Dado Banatao, executive chairman, and interim president and chief executive officer. "On behalf of the entire board, I want to thank Cory for his service and contributions to the Company. We wish him success in his new pursuits."

Mr. Bencala most recently served as Chief Financial Officer of the Renewal Energy Test Center from October 2009 to June 2010. From January 2000 to December 2009, Mr. Bencala served as corporate controller and then CFO of SiRF Technology Holdings, Inc., a fabless GPS semiconductor company. From September 1995 to December 1999, Mr. Bencala served as corporate controller of ScanVision Inc., a fabless image sensor design company. Mr. Bencala holds a B.S. in Accounting and Finance from San Diego State University.

About Ikanos Communications, Inc.
Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the digital home. The company's broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world's leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2010 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, the Bandwidth without boundaries tagline, Fusiv, Fx, and FxS, iQV and Ikanos Velocity are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.

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